Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell Phone: 952-351-3087 E-mail: bryce.hallowell@atk.com	Steve Wold Phone: 952-351-3056 E-mail: steve.wold@atk.com

ATK ANNOUNCES EARLY RESULTS AND THE PRICING TERMS IN CONNECTION WITH ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8-½% SENIOR SUBORDINATED NOTES DUE 2011

Minneapolis, March 14, 2006 – Alliant Techsystems Inc. (NYSE: ATK, the “Company”) announced today the pricing terms of its previously announced tender offer and consent solicitation (the “Offer”) for its 8-½% Senior Subordinated Notes due 2011 (CUSIP No. 018804AF1) (the “Notes”) pursuant to the Offer to Purchase and Consent Solicitation Statement dated March 1, 2006.  In addition, the Company announced today that as of 5:00 p.m., New York City time, on March 14, 2006 (the “Consent Payment Deadline”), which was the deadline for holders to tender their Notes in order to receive the consent payment in connection with the Offer, it had received tenders and consents from holders of $397.3 million in aggregate principal amount of the Notes, representing approximately 99.3% of the total outstanding principal amount of the Notes.

The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline is $1,047.44, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. The total consideration was determined by reference to a fixed spread of 50 basis points over the yield of the 4-5/8% U.S. Treasury Note due May 15, 2006, which was calculated at 2:00 p.m., New York City time, on March 14, 2006.  The reference yield and tender offer yield are 4.647% and 5.147%, respectively.  Holders whose Notes are validly tendered and not withdrawn on or before the Consent Payment Deadline and are accepted for purchase by the Company will receive accrued and unpaid interest on the Notes up to, but not including, the initial payment date for the Offer, which is expected to be on March 15, 2006.

Holders whose Notes are validly tendered after the Consent Payment Deadline, but on or prior to 12:00 midnight, New York City time, on March 28, 2006 (the “Expiration Date”) and accepted for purchase by the Company will receive the tender offer consideration of $1,017.44 per $1,000 principal amount of Notes tendered, but will not receive the consent payment, and will receive accrued and unpaid interest on the Notes up to, but not including, the final payment date for the Offer, which is expected to be on or about March 29, 2006.  This press release constitutes the announcement of the pricing terms of the tender offer and consent solicitation as described in the Offer to Purchase and Consent Solicitation Statement.

Furthermore, the amount tendered constitutes a majority in principal amount of the outstanding Notes and thus represents a sufficient number of consents required to approve certain amendments to the indenture governing the Notes.  The supplemental indenture effecting the proposed amendments, as described in the Offer to Purchase and Consent Solicitation Statement, to the indenture governing the Notes has been executed and the amendments of the indenture will become effective upon acceptance by the Company of the Notes tendered for purchase.

The tender offer remains open and is scheduled to expire on the Expiration Date, unless extended or earlier terminated. The obligation of the Company to accept Notes tendered is subject to the satisfaction of certain conditions including: (1) the receipt by the Company of gross proceeds of at least $400 million from a debt financing transaction that, together with balance sheet cash, if necessary, is an amount sufficient to fund the payment of the purchase price, premiums, fees and other expenses associated with the tender offer and consent solicitation and (2) certain other customary conditions.

The complete terms and conditions of the tender offer and consent solicitation are described in (1) the Offer to Purchase and Consent Solicitation Statement and (2) related Consent and Letter of Transmittal, each dated March 1, 2006, copies of which may be obtained from D.F. King & Co., Inc., the information agent and tender agent for the tender offer and consent solicitation, at (800) 290-6427 (US toll free) and (212) 269-5550 (collect).

The Company has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-9217 (collect).

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely pursuant to: (1) the Offer to Purchase and Consent Solicitation Statement and (2) related Consent and Letter of Transmittal, each dated March 1, 2006 and related materials.

The Company is a $3.1 billion advanced weapon and space systems company employing approximately 15,000 people in 23 states. News and information can be found on the Internet at http://www.atk.com.

Certain information discussed in this press release constitutes forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: changes in government spending, budgetary policies and product sourcing strategies, the Company’s competitive environment, the terms and timing of awards and contracts, and economic conditions.  The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

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